Exhibit 10.37

LIFEZONE METALS LIMITED

SENIOR UNSECURED CONVERTIBLE DEBENTURE DUE MARCH [●], 2028

DEBENTURE CERTIFICATE NUMBER: CD-[●]	PRINCIPAL AMOUNT: US$[●]

LIFEZONE METALS LIMITED, a company limited by shares incorporated under the laws of the Isle of Man with company number 020550V and having its registered office at Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man (the “Borrower”), for value received, hereby acknowledges itself indebted and promises to pay to or to the order of [●] as nominee for [●] (hereinafter referred to as the “Lender” or the “Debentureholder”), the principal amount of [●] dollars (US$[●]) (the “Principal Amount”) in lawful money of the United States of America in the manner hereinafter provided at the foregoing address of the nominee, or at such other place or places as the Lender may designate by notice in writing to the Borrower, on March [●], 2028 (the “Maturity Date”), or such earlier date as the Principal Amount may become due and payable, and to pay interest to the Lender on the Principal Amount outstanding from time to time owing hereunder to the date of payment as hereinafter provided, both before and after maturity or demand, default and judgment. The Debentures are issued at a discount equal to 1.5% of the aggregate Principal Amount of the Debentures (the “OID”).

Commencing on the Registration Effective Date (as defined herein), the Debentureholder has the right, from time to time and at any time prior to 5:00 p.m. (New York time) on the earlier of: (i) the third Business Day (as defined herein) immediately preceding the Maturity Date; (ii) the Business Day immediately preceding the Mandatory Conversion Date (as defined herein); and (iii) the Business Day prior to any repurchase of the Debenture in accordance with the terms hereof, to convert all or any portion of the outstanding Principal Amount into Shares (as defined herein), at a price, with respect to the Principal Amount, equal to the Conversion Price (as defined herein), subject to adjustment in certain events, together with any accrued and unpaid interest owing thereon on the Conversion Date (as defined herein).

Subject to the terms and conditions of this Debenture, unless the Lender exercises the Conversion Right (as defined herein), the Borrower exercises the Mandatory Conversion Right (as defined herein) attached to this Debenture or there is any repurchase of the Debenture in accordance with the terms hereof, the Principal Amount owing, or the portion of the Principal Amount which has yet to be converted, together with any accrued and unpaid interest owing thereon and all other amounts now or hereafter payable hereunder (collectively, the “Obligations”) shall be due and payable on the Maturity Date in accordance with the terms hereof. This Debenture is issued subject to the terms and conditions appended hereto as Schedule A.

(signature page follows)

IN WITNESS WHEREOF, the Borrower has caused this Debenture to be executed as a deed by a duly authorized officer and takes effect and is delivered on the date stated below.

DATED for reference this ___ day of March, 2024

LIFEZONE METALS LIMITED (acting by two authorized signatories)

By:
Name:
Title:
Properly authorized representative

By:
Name:
Title:
Properly authorized representative

(See terms and conditions attached hereto)

Schedule A – Terms and Conditions for Senior Unsecured Convertible Debentures

Article 1 – Interpretation

Section 1.1 Definitions

In this Debenture, the following terms shall have the following meanings:

(1) “Applicable Laws” means all applicable laws, rules, regulations, policies, statutes, ordinances, codes, orders, consents, decrees, judgments, decisions, rulings, awards of any governmental authority and the terms and conditions of any Authorizations, including any judicial or administrative interpretation thereof.

(2) “Authorization” means any regulatory approval, licence, permit, approval, consent, certificate, registration, filing or other authorization of or issued by any governmental authority, including any material licenses required in respect of the operation of the Borrower and Subsidiaries’ business;

(3) “BHP” means BHP Billiton (UK) DDS Limited;

(4) “Borrower” means Lifezone Metals Limited;

(5) “Business” means the business of the Borrower and its Subsidiaries as currently carried on which includes but is not limited to exploration and evaluation activities, mining activities, provision and supply of metals, clean energy transition ventures, licensing of intellectual property including (but not limited to) hydromet technology (which means the hydrometallurgical concentrate processing technology that has been developed, and intended to be developed further, based on the intellectual property of the Borrower and its Subsidiaries (which includes certain patents and proprietary information in relation to such technology)), and undertakings in the metals recycling industry;

(6) “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, United States and London, United Kingdom are authorized by law to close;

(7) “Calculation Date” means the date falling five Business Days before each Interest Payment Date;

(8) “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with the accounting standards applicable to such lessee;

(9) “Capital Reorganisation” has the meaning attributed thereto in Section 4.3(5);

(10) “Change of Control” means:

(a)	any transaction (whether by purchase, merger or otherwise) whereby a Person or Persons acting jointly or in concert (within the meaning of Applicable Laws) directly or indirectly acquires the right to cast, at a general meeting of shareholders of the Borrower, more than 50% of the votes attached to the Shares that may be ordinarily cast at a general meeting;

(b)	the Borrower’s arrangement, amalgamation, consolidation or merger with or into any other Person, or any merger of another Person into the Borrower, unless the holders of voting securities of the Borrower immediately prior to such arrangement, amalgamation, consolidation or merger hold securities representing 50% or more of the voting control or direction in the Borrower or the successor entity upon completion of the arrangement, amalgamation, consolidation or merger; or

(c)	any conveyance, transfer, sale lease or other disposition of all or substantially all of the Borrower’s and the Borrower’s subsidiaries’ assets and properties, taken as a whole, to another arm’s length Person.

For greater certainty, BHP’s exercise of the T2 Option to increase its ownership in Kabanga Nickel Limited shall not constitute a Change of Control;

(11) “Change of Control Notice” has the meaning attributed thereto in Section 3.5;

(12) “Closing Date” means the closing date of the Offering;

(13) “Conversion Date” has the meaning attributed thereto in Section 4.1;

(14) “Conversion Price” means US$8.00 per Share, subject to adjustment in certain events;

(15) “Conversion Right” has the meaning attributed thereto in Section 4.1;

(16) “Current Market Price” has the meaning attributed thereto in Section 4.3(2);

(17) “Debentureholders” means, collectively, the holders of the Debentures;

(18) “Debentures” means the senior unsecured convertible debentures issued under the Offering, each consisting of US$1,000 principal amount senior unsecured convertible debenture maturing on the Maturity Date and any other debentures substantially on the same terms as this debenture issued by the Borrower;

(19) “dividends paid in the ordinary course” has the meaning attributed thereto in Section 4.3(3);

(20) “Event of Default” has the meaning attributed thereto in Section 6.1;

(21) “Exchange” means the New York Stock Exchange or such other stock exchange as approved by the holder of the Debentures on which the Shares are listed and posted for trading;

(22) “Indebtedness” has the meaning attributed thereto in Section 7.1;

(23) “Interest Payment Date” means March 30, June 30, September 30 and December 30 of each year commencing June 30, 2024, as well as the Maturity Date, and the date on which this Debenture is redeemed or converted in whole or in part;

(24) “Interest Shares” has the meaning attributed thereto in Section 2.4;

(25) “Issue Date” has the meaning attributed thereto in Section 4.2(1);

(26) “Kabanga Project” means the anticipated future mining operations in respect of the Kabanga Nickel Deposit at Kabanga in Ngara District, Kagera Region, Tanzania, including: (a) the extraction and on-site concentration of minerals, and (b) mineral concentrate refining and processing operations to be conducted at a multi-mineral processing facility in Tanzania, and (c) related infrastructure;

(27) “Lender” means [●];

(28) “Lien” means, with respect to any Person, any encumbrance or title defect of whatsoever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge or security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property of such Person, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant, right of use or any other right or claim of any kind or nature whatsoever which affects ownership or possession of, or title to, any interest in, or right to use or occupy such property or assets;

(29) “Mandatory Conversion Date” has the meaning given to such term in Section 3.7;

(30) “Mandatory Conversion Right” means the right attached to this Debenture which permits the Borrower to redeem the Principal Amount into Shares in accordance with Section 3.7;

(31) “Material Subsidiaries” means the material subsidiaries of the Borrower, consisting of:

(a)	Lifezone Holdings Limited, a wholly owned subsidiary incorporated under the laws of the Isle of Man;

(b)	Lifezone Limited, an indirect wholly owned subsidiary incorporated under the laws of the Isle of Man;

(c)	Kabanga Nickel Limited, a subsidiary incorporated under the laws of the United Kingdom;

(d)	Tembo Nickel Corporation Limited, incorporated under the laws of the United Republic of Tanzania;

(e)	Tembo Nickel Mining Company Limited, incorporated under the laws of the United Republic of Tanzania; and

(f)	Tembo Nickel Refining Company Limited, incorporated under the laws of the United Republic of Tanzania.

(32) “Maturity Date” means March [●], 2028;

(33) “Merger” means any transaction (whether by way of consolidation, amalgamation, merger, transfer, sale or lease) whereby all or substantially all of the Borrower’s assets would become the property of any other Person, or, in the case of any such consolidation, amalgamation or merger, of the continuing corporation or other entity resulting therefrom;

(34) “Offering” means the offering of Debentures in the aggregate principal amount of US$50,000,000 to be issued and sold by the Borrower, as announced in the Borrower’s press release dated March 21, 2024;

(35) “OID” has the meaning attributed thereto on the cover page of this Debenture;

(36) “Per Share Cost” has the meaning attributed thereto in Section 4.3(2);

(37) “Permitted Acquisition” means, with respect to any Person, any transaction by which such Person acquires as a going concern the business of, or all or substantially all of the assets of any corporation or other business entity or division thereof or any other person, whether through purchase of assets, purchase of shares or other equity interests, amalgamation, merger, joint venture or otherwise, but in each case only if:

(a)	no Event of Default is continuing on the date of the acquisition or would occur as a result of such acquisition;

(b)	the Person or Persons from whom the acquisition is made are at arm’s length to such Person;

(c)	the relevant business is related to the strategic objectives of the business carried on by such Person; and

(d)	the aggregate purchase price for the acquisition (including any direct or indirect payments made to any of the vendors in connection therewith) does not exceed the fair market value of the business or assets being acquired;

(38) “Permitted Encumbrances” has the meaning given to such term in Section 6.2(2);

(39) “Permitted Secured Debt” means, with respect to the Borrower or its Subsidiaries, any non-convertible (other than as set out in subsection (c) below) Secured Debt of the Borrower or its Subsidiaries that is:

(a)	incurred or assumed by the Borrower or its Subsidiaries in connection with offtake and/or marketing rights arrangements relating to the Kabanga Project, which entail facilitating a contract between the Kabanga Project and an end customer for the monetisation of refined base metal products;

(b)	incurred or assumed by the Borrower or its Subsidiaries in connection with the development and construction of the nickel mine and refinery and the related infrastructure relating to the Kabanga Project, provided that the applicable Lien extends only to such property and its proceeds;

(c)	convertible or non-convertible indebtedness incurred or assumed by the Borrower or the Subsidiaries to a development finance institution, including the International Finance Corporation (IFC), the African Finance Corporation (AFC), the Development Finance Corporation (DFC), or the European Bank Reconstruction and Development (EBRD) and similar organisations or sovereign wealth fund in the normal course of Business, provided that in the case of convertible indebtedness such debt is issued: (i) with a conversion price not lower than Conversion Price; (ii) with an interest rate not higher than the interest of the Debentures; and (iii) with a term of maturity not less than one (1) year after the Maturity Date;

(d)	owing by either a Subsidiary to the Borrower or to another Subsidiary of the Borrower;

(e)	incurred or assumed by the Borrower or its Subsidiaries in connection with the purchase of real or personal property in the ordinary course of the Borrower’s or its Subsidiaries’ business, provided that the applicable Lien extends only to such property and its proceeds, and secures an amount not exceeding the purchase price of such property;

(f)	a Capital Lease obligation of the Borrower or its Subsidiaries, including, without limitation, any indebtedness incurred for the purchase or lease of specifically identified equipment, for which a purchase money security interest is granted;

(g)	incurred or assumed by the Borrower or its Subsidiaries in connection with a Permitted Acquisition;

(h)	incurred or assumed by the Borrower or its Subsidiaries in connection with any arrangement, undertaking or partnership with Glencore plc or its subsidiaries in respect of a precious metals recycling project that may utilise the hydromet technology of the Borrower or its Subsidiaries, and the construction of a commercial-scale recycling facility intended to deliver refined metals, provided that the applicable Lien extends only to such property and its proceeds;

(i)	incurred by the Borrower or its Subsidiaries in connection with any extension, renewal or refinancing of any of the foregoing provided that the applicable outstanding principal amount is not increased; and

(j)	a guarantee or other contingent obligation in respect of (a) to (h) above.

(40) “Permitted Subordinated Debt” means any and all indebtedness incurred or assumed by the Borrower or its Subsidiaries after the date of issue of this Debenture in respect of which all obligations of payment and performance, together with all security interests or collateral granted as security for payment and performance, are fully postponed and subordinated to the indebtedness owed to the holder of this Debenture, and for greater certainty shall include guarantees or other contingent obligations of the Borrower or of its Subsidiaries for any indebtedness that would otherwise constitute “Permitted Subordinated Debt” for the purpose of this definition;

(41) “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof;

(42) “PIK Interest” has the meaning attributed thereto in Section 2.4(2);

(43) “PIK Interest Payment Date” means the second anniversary of the Closing Date;

(44) “Principal Shares” has the meaning attributed thereto in Section 2.1;

(45) “Registration Effective Date” means date that the Registration Statement and any amendment is declared effective by the SEC registering the resale of all Shares issuable under the terms of the Debentures (including Principal Shares and Interest Shares) or upon conversion of the Debentures at then prevailing market prices (and not fixed prices);

(46) “Registration Statement” means the Form F-3 registration statement of the Borrower registering the resale of all Shares issuable upon conversion of the Debentures under Rule 415 under the United States Securities Act of 1933, as amended;

(47) “Rights Offering” has the meaning attributed thereto in Section 4.3(2);

(48) “Rights Period” has the meaning attributed thereto in Section 4.3(2);

(49) “SEC” means the United States Securities and Exchange Commission;

(50) “Secured Debt” means, with respect to any Person, any obligation of such Person for borrowed money that is secured in any manner by any Lien on any real or personal property of such Person;

(51) “Shares” means the subordinate voting shares in the capital of the Borrower or the voting shares of the continuing corporation or other resulting issuer formed as a result of a Merger;

(52) “SOFR” means a rate equal to the daily average of the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the Federal Reserve Bank of New York’s (or any successor’s) website in each case on or about 5:00 p.m. (New York City time) for the period from each applicable Interest Payment Date to and excluding each applicable Calculation Date;

(53) “SOFR Floor” means a rate of interest equal to 3.0% per annum;

(54) “Special Distribution” has the meaning attributed thereto in Section 4.3(3);

(55) “Subscription Agreement” means the subscription agreement entered into between the Lender and Borrower dated March [●], 2024 in respect of the purchase and sale of the Debentures;

(56) “Subsidiary” means any one of and “Subsidiaries” means collectively the subsidiaries of the Borrower, consisting of any corporation or other business entity in which the Borrower or one or more of its Subsidiaries, now or in the future, owns, directly or indirectly, sufficient equity or voting interests to enable it or them (as a group) to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by the Borrower or one or more of its Subsidiaries;

(57) “T2 Option” means the Investment Option Agreement dated October 14, 2022, as amended on February 8, 2023, among Kabanga Nickel Limited, BHP and Lifezone Limited which grants BHP indirect ownership of 51% of total voting and economic equity rights in Tembo Nickel Corporation Limited, with the option, if exercised, leading to BHP owning 60.71% of Kabanga Nickel Limited’s total voting and equity rights;

(58) “Taxes” means any present or future income and other taxes, levies, rates, royalties, deductions, withholdings, assessments, fees, dues, duties, imposts and other charges of any nature whatsoever, together with any interest and penalties, additions to tax and other additional amounts, levied, assessed or imposed by any governmental authority;

(59) “trading day” means a day on which the Exchange is open for trading (or if the Borrower’s Shares are not then listed on an Exchange, such other recognized stock exchange or quotation system on which the Shares may trade or be quoted);

(60) “VWAP” means the daily volume weighted average trading price of the Shares for the applicable period (which must be calculated utilizing days in which the Shares actually trade) on the Exchange; and

Section 1.2 Headings

The inclusion of headings in this Debenture is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.3 Currency

Unless otherwise indicated, all amounts in this Debenture are stated and shall be paid in currency of the United States of America.

Section 1.4 Number, Gender and Persons

Unless the context otherwise requires, words importing the singular in number only shall include the plural and vice versa, words importing the use of gender shall include the masculine, feminine and neuter genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

Section 1.5 Severability

If any provision of this Debenture is determined by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each such provision shall be interpreted in such a manner as to render them valid, legal and enforceable to the greatest extent permitted by Applicable Laws. Each provision of this Debenture is declared to be separate, severable and distinct.

Section 1.6 Entire Agreement

This Debenture, including any schedules attached hereto, and the Subscription Agreement constitute the entire agreement between the Borrower and the Lender relating to the subject matter hereof, and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, understandings, conditions or collateral agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

Article 2 – Payment of Principal, Interest and Other Considerations

Section 2.1 Repayment of Principal

Subject to the terms and conditions hereof, the Principal Amount outstanding on this Debenture, together with any accrued and unpaid interest owing thereon, shall be repaid by the Borrower to the Lender on the Maturity Date, (i) in cash or (ii) with the prior written consent of the Lender, in its sole and absolute discretion, by the issue of the equivalent value in Shares (the “Principal Shares”) at a price per Principal Share equal to a 7.5% discount to the VWAP of the Shares on the Exchange for the five (5) trading days preceding the Maturity Date.

Section 2.2 Interest Payable

Interest on the Principal Amount outstanding under this Debenture, and interest on any accrued and unpaid interest and PIK Interest owing thereon, shall be at the rate equal to SOFR plus four percent (4.00%) per annum, calculated on each Calculation Date and accrued quarterly in arrears and shall be payable on each Interest Payment Date. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. If the SOFR would be less than the SOFR Floor, the SOFR will be deemed to be the SOFR Floor for the purpose of this Debenture. For greater certainty, such interest shall be payable before, during or after the occurrence of an Event of Default. The June 30, 2024 interest payment will represent accrued interest from the Closing Date to June 30, 2024.

Section 2.3 Additional Interest Payable in Event of Default

If any Event of Default shall occur for any reason, except for such Event of Default that can be cured by the Borrower within seven (7) days from the date notice is provided to the Lender in accordance with Section 7.1(1)(b) or as otherwise permitted by the Lender, additional interest on the Principal Amount outstanding under this Debenture and with respect to overdue principal and interest, shall be payable at the rate of five percent (5.00%) per annum, calculated and payable quarterly, not in advance, from the date of the occurrence of an Event of Default, and shall be paid on the applicable Interest Payment Dates during the period that an Event of Default is continuing.

Section 2.4 Method of Paying of Interest

(1) For the period commencing on the Closing Date and ending on the Registration Effective Date, the Borrower shall satisfy its obligation to pay interest on the Debentures on each Interest Payment Date in cash in lawful money of the United States of America.

(2) For the period following the Registration Effective Date and ending on the second anniversary of the Closing Date (the “PIK Interest Payment Date”), the Borrower shall (for so long as the VWAP of the Shares is above US$4.00 for the five (5) trading days preceding the applicable Calculation Date) satisfy its obligation to pay interest on the Debentures on each Interest Payment Date, (i) as to two-thirds (2/3) of the applicable interest payment in cash, which shall accrue (the “PIK Interest”) to the Principal Amount outstanding of the Debentures on each Interest Payment Date until the PIK Interest Payment Date, and (ii) as to one third (1/3) of the applicable interest payment by the issue of the equivalent value in Shares (the “Interest Shares”) at a price per Interest Share equal to a 7.5% discount to the VWAP of the Shares on the Exchange for the five (5) trading days preceding the applicable Interest Payment Date. In the event that the VWAP of the Shares for the five (5) trading days preceding the applicable Calculation Date is US$4.00 or below, the Borrower shall satisfy its obligation to pay interest on the Debentures on the applicable Interest Payment Date in cash in lawful money of the United States of America.

(3) The Borrower shall pay all accrued and unpaid PIK Interest, together with accrued and unpaid interest thereon, on the PIK Interest Payment Date in cash in lawful money of the United States of America.

(4) For the period commencing immediately after the PIK Interest Payment Date, the Borrower shall satisfy its obligation to pay interest on the Debentures on an applicable Interest Payment Date in cash in lawful money of the United States of America.

(5) On each Calculation Date, the Borrower shall provide the Lender with its written calculation of the amount of accrued and unpaid interest on the Principal Amount due and payable on the applicable Interest Payment Date and a per diem amount thereon. If at any time a dispute arises between the Lender and the Borrower with respect to the amount of accrued and unpaid interest due and payable on an Interest Payment Date, such dispute will be conclusively determined by such firm of independent chartered accountants as may be selected by the Borrower and approved by the Lender, acting reasonably, and any such determination will be binding on the Borrower and the Lender. The Borrower will provide such auditors or accountants with access to all necessary records of the Borrower and will be responsible for any costs associated with their review.

Section 2.5 Rank

The Debentures will constitute direct unsecured obligations of the Borrower. Each Debenture will rank pari passu with each other Debenture in right of payment of unsecured principal and interest (regardless of their actual date or terms of issue) and, subject to statutory preferred exceptions, in priority to all other indebtedness of the Borrower incurred after completion of the Offering, other than (i) the Permitted Secured Debt and (ii) Permitted Subordinated Debt incurred under Section 6.2(1).

Article 3 – Redemption or Purchase of Debenture

Section 3.1 Early Redemption by the Borrower

The Borrower shall not be permitted to redeem or repay this Debenture prior to the Maturity Date without the prior written consent of the Debentureholder, in its sole and absolute discretion, except that at any time on or after: (i) the exercise of the T2 Option by BHP in full, or (ii) the second anniversary of the Closing Date, the Borrower shall, in its sole discretion, have the right to, upon not less than thirty (30) days prior written notice to the Lender, purchase the Debentures at a purchase price payable in cash equal to 105% of the Principal Amount thereof plus accrued and unpaid interest to the Maturity Date as if the Principal Amount outstanding under the Debentures remained outstanding until the Maturity Date.

Section 3.2 Early Redemption by the Debentureholder

The Debentureholder shall, in its sole discretion, have the right to require the Borrower to, upon not less than thirty (30) days prior written notice to the Borrower, repurchase the Debentures at a purchase price, payable in cash, equal to 100% of the Principal Amount thereof, plus all accrued and unpaid interest if the Registration Effective Date has not occurred on or before March 1, 2025.

Section 3.3 Registration Effective Date Penalty

(1) In the event that the Registration Statement is not declared effective by August 30, 2024 (the “Event Date”), then, in addition to any other rights the Debentureholder may have under this Debenture, the Subscription Agreement and Applicable Laws, the Borrower shall be obligated to pay to the Debentureholder liquidated damages equal to 1.0% of the aggregate Principal Amount of the Debentures in cash in lawful money of the United States of America on or before the third Business Day of September, 2024.

(2) In the event that the Registration Statement is not declared effective on the last Business Day of each successive month following the Event Date, then, in addition to any other rights the Debentureholder may have under this Debenture, the Subscription Agreement and Applicable Laws, the Borrower shall be obligated to pay to the Debentureholder liquidated damages equal to an additional 1.0% of the aggregate Principal Amount of the Debentures in cash for each month that the registration statement is not declared effective, payable not later than the third Business Day of the following month.

(3) For greater certainty, the payment of liquidated damages by the Borrower to the Debentureholder in accordance with Section 3.3(1) and Section 3.3(2) shall not reduce the Principal Amount or interest due under this Debenture.

Section 3.4 Redemption, Exchange or Conversion if Change of Control

(1) The Borrower shall notify the Debentureholder of a pending Change of Control or Merger in accordance with Section 3.5 and the Debentureholder shall, in its sole discretion, have the right to require the Borrower to (i) if the Change of Control or Merger occurs prior to the first anniversary of the Closing Date, purchase the Debentures at a purchase price payable in cash equal to 120% of the principal amount thereof plus accrued and unpaid interest to the Maturity Date; or (ii) if the Change of Control or Merger occurs after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, purchase the Debentures at a purchase price payable in cash equal to 115% of the principal amount thereof plus accrued and unpaid interest to the Maturity Date; or (iii) if the Change of Control or Merger occurs after the second anniversary of the Closing Date, purchase the Debentures at a purchase price payable in cash equal to 110% of the principal amount thereof plus accrued and unpaid interest to the Maturity Date, in each case as if the Principal Amount outstanding under the Debentures remained outstanding until the Maturity Date.

Section 3.5 Notice of Change of Control

Upon the occurrence of any event constituting or reasonably likely to constitute a Change of Control or Merger, the Borrower shall give written notice to the Lender of such Change of Control or Merger as soon as reasonably possible prior to the effective date of any such Change of Control or Merger and in any event, not later than thirty (30) days after the consummation of a Change of Control or Merger (the “Change of Control Notice”).

Section 3.6 Purchases for Cancellation

The Borrower will have the right at any time and from time to time to purchase the Debentures in the market, by tender, or by private contract.

Section 3.7 Mandatory Conversion Right

(1) Commencing on the Registration Effective Date, upon and subject to the terms and conditions hereinafter set forth, including Section 4.4, the Borrower shall have the right (the “Mandatory Conversion Right”), at any time prior to the Maturity Date, to require the Debentureholder to convert all but not less than all of the Principal Amount outstanding under all the Debenture issued under the Offering at the Conversion Price if the VWAP of the Shares is greater than a 50% premium to the Conversion Price in any fifteen (15) trading days during any period of thirty (30) consecutive trading days of the Shares on the Exchange. For greater certainty, for purposes of the Mandatory Conversion Right trading days shall not include any trading day on which the Shares issuable upon conversion of the Debentures would be subject to restrictions on resale in the United States of America or on the Exchange.

(2) The Mandatory Conversion Right may be exercised by the Borrower by delivering not more than 60 days’ and not less 30 days’ advance written notice (the “Mandatory Conversion Notice”) to the Debentureholder. The Mandatory Conversion Notice shall provide that the Mandatory Conversion Right is being exercised, shall specify the Principal Amount to be converted, shall specify the fifteen (15) trading days on the Exchange on which the VWAP of the Shares equaled or exceeded a 50% premium to the Conversion Price, shall state the amount of accrued and unpaid interest due and payable by the Borrower to the Lender, and shall set out the date (the “Mandatory Conversion Date”) on which the conversion shall occur and the amount of accrued and unpaid due and payable interest is to be paid. The Mandatory Conversion Right shall be deemed to have been effected immediately prior to the close of business on the Mandatory Conversion Date. On the Mandatory Conversion Date, provided the amount of accrued and unpaid interest, have been paid to the Lender this Debenture shall be cancelled. With the Mandatory Conversion Notice, the Borrower shall provide the Lender with its written calculation of the amount of accrued and unpaid interest on the Principal Amount which is the subject of the Mandatory Conversion Right pursuant to the Mandatory Conversion Notice, up to the date of that Mandatory Conversion Notice and a per diem amount thereon. For greater certainty, the Mandatory Conversion Right may only be exercised by the Borrower if the Shares issuable upon conversion of the Debentures are not subject to any restrictions on resale in the United States of America or on the Exchange.

Article 4 – Conversion

Section 4.1 Conversion Right.

(1) Upon and subject to the terms and conditions hereinafter set forth, the Lender shall have the right (the “Conversion Right”), but not the obligation, at any time, and from time to time, up to and including earlier of: (a) the third Business Day immediately preceding the Maturity Date; (b) the Business Day immediately preceding the Mandatory Conversion Date; and (c) the Business Day prior to any repurchase of the Debenture in accordance with the terms hereof, to notify the Borrower that it wishes to convert, for no additional consideration, all or any part of the Principal Amount of this Debenture (the “Converted Debenture Amount”) (i) into that number of fully paid and non-assessable Shares that is equal to the Converted Debenture Amount divided by the Conversion Price in effect on the Issue Date (as hereinafter defined), provided that the Lender must convert the Principal Amount of this Debenture in a minimum amount of US$50,000, unless the principal amount remaining is less than US$50,000 in which case, the entire remaining amount shall be converted, and (ii) accrued and unpaid interest on the Principal Amount being converted in the same proportion of cash and Shares in accordance with Section 2.4. For greater certainty, if the Lender is electing to convert all or a portion of the Principal Amount, then the applicable amount of accrued and unpaid interest on the Principal Amount being converted must be paid by the Borrower up to, but excluding, the applicable date of conversion (the “Conversion Date”) in accordance with Article 2.

(2) The Conversion Right shall extend only to the maximum number of whole Shares into which the Principal Amount of this Debenture or any part thereof may be converted in accordance with this Section 4.1. Fractional interests in Shares shall be adjusted in the manner provided in Section 4.4.

Section 4.2 Conversion Procedure

(1) The Conversion Right may be exercised by the Lender by completing and signing the notice of conversion (the “Conversion Notice”) attached hereto as Schedule B and delivering the Conversion Notice and this Debenture to the Borrower. The Conversion Notice shall provide that the Conversion Right is being exercised, shall specify the Principal Amount being converted and shall set out the date (the “Issue Date”) on which Shares are to be issued upon the exercise of the Conversion Right (such date to be immediately after the Conversion Notice is issued and in any event within three (3) Business Days after the day the Conversion Notice is issued). The conversion shall be deemed to have been effected immediately prior to the close of business on the Issue Date and the Shares issuable upon conversion shall be deemed to be issued as fully paid and non-assessable at such time. On the Issue Date, the required number of Shares shall be issued and accrued and unpaid interest shall be paid to the Lender. If less than all of the Principal Amount of this Debenture is the subject of the Conversion Right, then on the Issue Date, the Borrower shall deliver to the Lender a replacement Debenture in the form hereof in the principal amount of the unconverted principal balance hereof, and this Debenture shall be cancelled. If the Conversion Right is being exercised in respect of the entire Principal Amount of this Debenture, this Debenture shall be cancelled. With the Conversion Notice, the Lender shall provide the Borrower with its written calculation of the amount of accrued and unpaid interest on the Principal Amount which is the subject of the Conversion Right pursuant to the Conversion Notice, up to the date of that Conversion Notice and a per diem amount thereon.

Section 4.3 Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(1) If and whenever at any time prior to the Maturity Date, the Borrower shall:

(a)	subdivide or re-divide the outstanding Shares into a greater number of Shares;

(b)	reduce, combine or consolidate the outstanding Shares into a smaller number of Shares;

(c)	issue Shares (or securities convertible into or exchangeable for Shares) to the holders of all or substantially all of the outstanding Shares by way of stock dividend other distribution;

(d)	make a distribution on its outstanding Shares payable in Shares or securities exchangeable for or convertible into Shares; or

(e)	make a distribution to all or substantially all of the holders of Shares of any other class of shares, rights, options or warrants, evidences of indebtedness or assets,

the Conversion Price in effect on the effective date of such subdivision, re-division, reduction, combination or consolidation or on the record date for such issue of Shares (or securities convertible into or exchangeable for Shares) by way of a stock dividend or other distribution, as the case may be, shall, in the case of the events referred to in Sections 4.3(1)(a), (c), (d) and (e) above, be decreased in proportion to the increase in the number of outstanding Shares resulting from such subdivision, re-division or dividend (including, in the case where securities convertible into or exchangeable for Shares are issued, the number of Shares that would have been outstanding had such securities been converted into or exchanged for Shares on such effective or record date) or shall, in the case of the events referred to in Section 4.3(1)(b) above, be increased in proportion to the decrease in the number of outstanding Shares resulting from such reduction, combination or consolidation on such effective or record date. Such adjustment shall be made successively whenever any event referred to in this Section 4.3(1) shall occur. Any such issue of Shares (or securities convertible into or exchangeable for Shares) by way of a stock dividend or other distribution shall be deemed to have been made on the record date for the stock dividend or other distribution for the purpose of calculating the number of outstanding Shares under Sections 4.3(2) and (3); to the extent that any such securities are not converted into or exchanged for Shares prior to the expiration of the conversion or exchange right, the Conversion Price shall be readjusted effective as at the date of such expiration to the Conversion Price which would then be in effect based upon the number of Shares actually issued on the exercise of such conversion or exchange right.

(2) If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Shares entitling them, for a period expiring not more than forty-five (45) days after such date of issue (such period from the record date to the date of expiry being referred to in this Section 4.3(2) as the “Rights Period”), to subscribe for or purchase Shares (or securities convertible into or exchangeable for Shares) (such subscription price per Share (inclusive of any cost of acquisition of securities exchangeable for or convertible into Shares in addition to any direct cost of Shares) being referred to in this Section 4.3(2) as the “Per Share Cost”), the Borrower shall give written notice to the Lender with respect thereto (any of such events herein referred to as a “Rights Offering”), and the Lender shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the record date for the issuance of such rights, options or warrants. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the issuance of such rights, options or warrants, in the manner hereinafter provided. The Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(a)	the numerator of which is the aggregate of:

(i)	the number of Shares outstanding as of the record date for the Rights Offering; and

(ii)	the number determined by dividing the product of the Per Share Cost and:

(A)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Shares under which such holders are entitled to subscribe for or purchase additional Shares, the number of Shares so subscribed for or purchased during the Rights Period, or

(B)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Shares, the number of Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Current Market Price (as hereinafter defined) of the Shares as of the record date for the Rights Offering; and

(b)	the denominator of which is

(i)	in the case described in subparagraph 4.3(2)(a)(ii)(A), the number of Shares outstanding, or

(ii)	in the case described in subparagraph 4.3(2)(a)(ii)(B), the number of Shares that would be outstanding if all the Shares described in subparagraph 4.3(2)(a)(ii)(B) had been issued,

as at the end of the Rights Period.

“Current Market Price” of the Shares at any date, means the VWAP at which the Shares have traded on the Exchange or, if the Shares are not listed on any stock exchange, then on the over-the-counter market, for any twenty (20) consecutive trading days selected by the Borrower commencing not later than forty-five (45) trading days and ending no later than five (5) trading days before such date; provided, however, if such Shares are not traded during such forty-five (45) day period for at least twenty (20) consecutive trading days, the simple average of the following prices established for each of twenty (20) consecutive trading days selected by the Borrower commencing not later than forty-five (45) trading days before such date:

(a)	the average of the bid and ask prices for each day on which there was no trading, and

(b)	the closing price of the Shares for each day that there was trading,

or in the event that at any date the Shares are not listed on the Exchange or on the over-the-counter market, the current market price shall be as determined by the directors of the Borrower or such firm of independent chartered accountants as may be selected by the directors of the Borrower, acting reasonably, and in good faith in their sole discretion for these purposes, the weighted average price for any period shall be determined by dividing the aggregate sale prices during such period by the total number of Shares sold during such period.

Any Shares owned by or held for the account of the Borrower or its Subsidiaries or affiliate of the Borrower will be deemed not to be outstanding for the purpose of any such computation under this Section 4.3(2).

If by the terms of the rights, options or warrants referred to in this Section 4.3(2), there is more than one purchase, conversion or exchange price per Share, the aggregate price of the total number of additional Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, will be calculated for purposes of the adjustment on the basis of

(c)	the lowest purchase, conversion or exchange price per Share, as the case may be, if such price is applicable to all Shares which are subject to the rights, options or warrants, and

(d)	the average purchase, conversion or exchange price per Share, as the case may be, if the applicable price is determined by reference to the number of Shares acquired.

To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 4.3(2) as a result of the fixing by the Borrower of a record date for the distribution of rights, options or warrants referred to in this Section 4.3(2), the Conversion Price will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Shares actually issued and remaining issuable after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

If the Lender has exercised its Conversion Right in accordance herewith during the Rights Period, the Lender will, in addition to the Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Shares equal to the result obtained when the difference, if any, between the Conversion Price in effect immediately prior to, and the Conversion Price in effect immediately following the end of such Rights Offering pursuant to this Section 4.3(2), is multiplied by the number of Shares received upon the exercise of the Conversion Right during such period, and the resulting product is divided by the Conversion Price as adjusted for such Rights Offering pursuant to this Section 4.3(2); provided that no fractional Shares will be issued. Such additional Shares will be deemed to have been issued to the Lender immediately following the end of the Rights Period and a certificate for such additional Shares will be delivered to the Lender within ten Business Days following the end of the Rights Period.

(3) If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Shares of (i) shares of any class other than Shares (or other than securities convertible into or exchangeable for Shares), or (ii) rights, options or warrants (other than rights, options or warrants referred to in Section 4.3(2)), or (iii) evidences of its indebtedness, or (iv) assets (other than dividends paid in the ordinary course) then, in each such case, the Borrower shall give written notice to the Lender with respect thereto, and the Lender shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the record date for the making of such distribution. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the making of such distribution, (herein referred to as a “Special Distribution”) determined in the manner hereafter set out. In this Section 4.3(3) the term “dividends paid in the ordinary course” shall include the value of any securities or other property or assets distributed in lieu of cash dividends paid in the ordinary course at the option of shareholders.

The Conversion Price will be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(a)	the numerator of which is:

(i)	the product of the number of Shares outstanding on such record date and the Current Market Price of the Shares on such record date; less

(ii)	the aggregate fair market value (as determined by action by the directors of the Borrower, acting reasonably) to the holders of the Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(b)	the denominator of which is the number of Shares outstanding on such record date multiplied by the Current Market Price of the Shares on such record date.

Any Shares owned by or held for the account of the Borrower or its Subsidiaries or affiliate of the Borrower will be deemed not to be outstanding for the purpose of any such computation.

(4) In the case of any reclassification of, or other change in, the outstanding Shares pursuant to a Merger, if the Lender elects not to redeem this Debenture in accordance with Section 3.1, the Lender may elect, prior to the effective date of such Merger, to convert any or all of the Principal Amount of this Debenture into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. To exercise such right the Lender must provide a notice in writing to the Borrower no later than seven (7) days prior to the effective date of such Merger, failing which the Lender’s right to convert this Debenture as a consequence of such Merger shall cease. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the effective date of such Merger. If the Lender elects not to convert any of the Principal Amount of this Debenture, the Conversion Price in effect after the effective date of such Merger shall be increased or decreased, as the case may be, in proportion to any decrease or increase in the number of outstanding Shares resulting from such Merger so that the Lender, upon exercising the Conversion Right after the effective date of such Merger, will be entitled to receive the aggregate number of Shares or other securities, if any, which the Lender would have been entitled to receive as a result of such Merger if, on the effective date thereof, the Lender had been the registered holder of the number of Shares to which the Lender was theretofore entitled upon exercise of the Conversion Right.

(5) In the case of any reclassification of, or other change in, the outstanding Shares (other than a change referred to in Section 4.3(1), Section 4.3(2), Section 4.3(3) or 4.3(4) hereof), the Conversion Price shall be adjusted in such manner, if any, and at such time, as the Board of Directors of the Borrower determines to be appropriate on a basis consistent with the intent of this Section 4.3; provided that if at any time a dispute arises with respect to adjustments provided for in this Article 4, such dispute will be conclusively determined by the auditors of the Borrower or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the directors of the Borrower, acting reasonably, and any such determination will be binding on the Borrower and the Lender. The Borrower will provide such auditors or accountants with access to all necessary records of the Borrower. If and whenever at any time after the date hereof there is a reclassification or redesignation of the Shares outstanding at any time or change of the Shares into other shares or into other securities (other than as set out in Section 4.3(1), (2), (3) or (4)), or a consolidation, amalgamation or merger of the Borrower with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Shares or a change of the Shares into other shares and other than as set forth in Section 4.3(4)), or a transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganisation”), the Lender, upon the exercising the Conversion Right, after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Shares to which the Lender was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property, if any, which the Lender would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Lender had been the registered holder of the number of Shares to which such Lender was theretofore entitled upon exercise of the Conversion Right. If determined appropriate by action of the directors of the Borrower, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 4.3 with respect to the rights and interests thereafter of the Lender to the end that the provisions set forth in this Section 4.3 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of the Conversion Right. Any such adjustment must be made by and set forth in an amendment to this Debenture approved by action by the directors of the Borrower, acting reasonably, and will for all purposes be conclusively deemed to be an appropriate adjustment.

(6) In any case in which this Section 4.3 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Borrower may defer, until the occurrence of such event, issuing to the Lender before the occurrence of such event, the additional Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Borrower shall deliver to the Lender an appropriate instrument evidencing the Lender’s right to receive such additional Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Shares declared in favour of holders of record of Shares on and after the Issue Date or such later date as the Lender would, but for the provisions of this Section 4.3(6), have become the holder of such additional Shares pursuant to Section 4.3(2).

(7) The adjustments provided for in this Section 4.3 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 4.3(7) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Section 4.4 Limitations on Conversions

The Debentureholder shall not have the right or obligation to convert any portion of the Debenture or otherwise receive Shares hereunder to the extent that after giving effect to such conversion or receipt of Shares, such Debentureholder, together with any Person acting jointly or in concert with it including for greater certainty any of its affiliates, would beneficially own, or exercise control or direction over more than 4.9% of the number of Shares outstanding immediately after giving effect to such conversion or receipt of Shares (with such percentage beneficial ownership, control or direction being calculated in accordance with the applicable provisions of Applicable Laws).

Section 4.5 No Requirement to Issue Fractional Shares

The Borrower shall not be required to issue fractional Shares upon the conversion of the Debenture pursuant to this Article 4. If any fractional interest in a Share, would, except for the provisions of this Section 4.5, be deliverable upon the conversion of any amount hereunder, the number of Shares to be issued shall be rounded down to the nearest whole Share.

Section 4.6 Borrower to Have Shares Available

The Borrower covenants with the Lender that it will at all times keep and make available out of its authorised Shares, solely for the purpose of issue upon exercise of the Conversion Right, and have available to allot to the Lender, such number of Shares as shall then be issuable upon the conversion of this Debenture. The Borrower covenants with the Lender that all Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable upon issuance.

Section 4.7 Certificate as to Adjustment

The Borrower shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 4.3, deliver an officer’s certificate to the Lender specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Subject to the dispute resolution procedure in subsection 4.3(5), such certificate shall be binding and determinative of the adjustment to be made, absent manifest error.

Section 4.8 Shareholder of Record

For all purposes, on the Issue Date the Lender shall be deemed to have become the holder of record of the Shares into which the Principal Amount of this Debenture (or a portion thereof) is converted in accordance with Section 4.2.

Section 4.9 Resale Restrictions, Leg ending and Disclosure

By its acceptance hereof the Lender acknowledges that this Debenture and the Shares issuable upon conversion hereof will be subject to certain resale restrictions under applicable securities laws, and the Lender agrees to comply with all such restrictions and laws. The Lender further acknowledges and agrees that all Share certificates will bear any legends required by the Exchange, provided that such legend shall not be required on Share certificates issued at any time following the Registration Effective Date. The Lender acknowledges that the Borrower will be required to provide to the applicable securities regulatory authorities the identity and other personal information of the Lender and its principals and the Lender hereby agrees thereto.

Article 5 – RIGHTS OF DEBENTUREHOLDER

Section 5.1 Distribution on Dissolution, Etc.

Subject to Applicable Law and the rights of any holders of any Permitted Secured Debt ranking rateably or in priority to the Lender, upon any sale, in one transaction or a series of transactions, of all, or substantially all, of the assets of the Borrower or distribution of the assets of the Borrower upon any dissolution or winding-up or total liquidation of the Borrower, whether in bankruptcy, liquidation, re-organization, insolvency, receivership or other similar proceedings or upon an assignment to or for the benefit of creditors of the Borrower or otherwise any payment or distribution of assets of the Borrower, whether in cash, property or security, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee of or for the benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, directly to the holder of the Debentures or their representatives, to the extent necessary, to pay all obligations pursuant to the Debentures in full.

Section 5.2 Certificate Regarding Creditors

Upon any payment or distribution of assets of the Borrower referred to in Section 5.1 above, the Debentureholder shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee of or for benefit of creditors, liquidator or other liquidating agent of the Borrower making such payment or distribution, delivered to the Debentureholder, for the purpose of ascertaining the persons entitled to participate in such distribution, and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.2.

Section 5.3 Rights of Debentureholder Reserved

Nothing contained in this Article 5 or elsewhere in this Debenture is intended to or shall impair, as between the Borrower and the Debentureholder, the obligation of the Borrower, which is absolute and unconditional, to pay to the Debentureholder the Principal Amount and interest on the Debenture, as and when the same shall become due and payable in accordance with their terms, nor shall anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by Applicable Law upon default under this Debenture.

Section 5.4 Payment of Debenture Permitted

Nothing contained in this Debenture shall:

(a)	prevent the Borrower from making payments of the Principal Amount, interest and other amounts to the Debentureholder under this Debenture as herein provided;

(b)	prevent the conversion of this Debenture into Shares as herein provided or as otherwise permitted according to law, including in connection with a bankruptcy, reorganization, insolvency, or other arrangement with creditors, of the Borrower; and

(c)	prevent the redemption of this Debenture by the Borrower as herein provided or as otherwise permitted according to law.

Section 5.5 Debentures to Rank Pari Passu

The Debentures issued by the Borrower, once issued and granted, rank pari passu with each other and each Debentureholder shall be equally and proportionately entitled to the benefits hereof as if all of the Debentures had been issued, granted and negotiated simultaneously.

Article 6 – Covenants of the Borrower

Section 6.1 Positive Covenants

The Borrower covenants and agrees that:

(1) Minimum Working Capital. The Borrower shall at all times maintain a minimum positive working capital of not less US$3,000,000 calculated in accordance with International Financial Reporting Standards consistent with practice as of the date hereof.

(2) Maintain Corporate Existence. Each of the Borrower and its Material Subsidiaries shall maintain its corporate existence, and preserve its rights, powers, licenses and privileges which are necessary or material to the conduct of its business, and not materially change the nature of its business;

(3) Compliance with Laws. Each of the Borrower and its Subsidiaries shall comply in all material respects with all Applicable Laws, rules, governmental restrictions and regulations;

(4) Maintain Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep adequate and accurate records and books of account in which complete entries will be made reflecting all financial transactions and prepare its financial statements in accordance with generally accepted accounting principles;

(5) Payment of Taxes. Each of the Borrower and its Subsidiaries shall pay and discharge promptly all Taxes assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof by proper legal proceedings;

(6) Payment of Obligations. The Borrower shall pay all principal, interest and other amounts owing to the Lender hereunder promptly when due;

(7) Performance of Covenants. The Borrower shall promptly perform and satisfy all covenants and obligations to be performed by it under this Debenture;

(8) Insurance. Each of the Borrower and its Subsidiaries shall maintain in force insurance policies with reputable insurance companies with respect to its properties and business against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities engaged in the same or a similar business and similarly situated;

(9) Maintain Listing. Following the Registration Effective Date, the Borrower shall use reasonable commercial efforts to maintain the listing of the Shares on the Exchange and to maintain the Borrower’s status in accordance with the requirements of Applicable Laws; and

(10) Notice of Event of Default. The Borrower shall promptly, and in any event within five (5) Business Days after a responsible officer of the Borrower becoming aware, give notice to the Lender of the existence of any Event of Default.

Section 6.2 Negative Covenants

The Borrower covenants and agrees that, without the prior written consent of the holders of more than 51% of the aggregate principal amount of Debentures then outstanding:

(1) Indebtedness. Except for other Debentures issued pursuant to the Offering, the Borrower shall not, and shall not permit its Subsidiaries, to assume any additional indebtedness other than (i) Permitted Secured Debt, (ii) Permitted Subordinated Debt, without the prior written consent of the holders of more than 51% of the aggregate principal amount of Debentures then outstanding, such consent not to be unreasonably withheld, provided such additional indebtedness shall be fully postponed and subordinated to the indebtedness owed to and security held by the holder of this Debenture; and (iii) trade indebtedness, obligations and liabilities, income taxable payable, accounts payable and other accrued liabilities incurred in the ordinary course of business;

(2) Encumbrances. The Borrower shall not, and shall not permit its Subsidiaries to, create, assume or permit to exist any Lien on any assets or property, other than (i) such Liens as existed on the date hereof; (ii) Liens imposed by any governmental authority for any Taxes not yet due and delinquent or which are being contested in good faith; (iii) Liens granted after the date hereof to secure Permitted Secured Debt and Permitted Subordinated Debt incurred under or assumed by the Borrower or its Subsidiaries after the date hereof under Section 6.2(1); (iv) Liens existing on any property or assets prior to the acquisition thereon by the Borrower or any of its Subsidiaries, provided that such Lien was not created in contemplation of, and the principal amount secured has not increased in contemplation of or since, such acquisition; (v) any Lien in respect of any interest rate swap, option, cap, collar or floor agreement or any foreign currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest or foreign currency rates or in respect of any commodity option, swap or in the price of such commodity or in respect of hedging any similar risk to which the Issuer or any Subsidiary is exposed in the ordinary course of its business; (vi) any Lien arising under any retention of title, hire purchase, consignment or conditional sale arrangement (including any finance lease) or arrangements having similar effect in respect of goods supplied to the Borrower or any of its Subsidiaries in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Issuer or any of its Subsidiaries; or (vii) any Lien arising by operation of law, which was not contemplated by the Borrower or any of its Subsidiaries (collectively, the “Permitted Encumbrances”);

(3) Distributions. The Borrower shall not declare, pay or make any dividend or other distribution on any shares in the capital of the Borrower or authorize the repurchase of any shares in the capital of the Borrower;

(4) Guarantees. The Borrower shall not become liable under any guarantees or otherwise become a surety for the indebtedness of another Person without the prior written consent of the Lender, other than (i) in the ordinary course of business, or (ii) in connection with Permitted Secured Debt, Permitted Subordinated Debt, or any other debt incurred or assumed by the Borrower or its Subsidiaries under Section 6.2(1);

(5) Related Party Transactions. The Borrower shall not enter into any contract or transaction with any related party except for (a) the purchase and/or sale of goods and/or services at fair market value or with Subsidiaries; (b) the issuance of securities of the Borrower on the same terms as offered to non-related parties; (c) amendments to the terms of previously issued securities that are approved by the Exchange; (d) internal reorganizations that are not otherwise prohibited hereunder; and (e) providing equity-based compensation to employees, officers or directors, or persons occupying similar roles;

(6) Dispositions. Subject to Section 6.2(9), none of the Borrower or any of its Subsidiaries shall, without the prior written consent of the Lender, sell, transfer or otherwise dispose of any property (including shares of Subsidiaries), other than:

(a)	obsolete or worn-out property no longer used in the Business;

(b)	inventory, receivables or other property sold or disposed of in the ordinary course of business at fair market value; or

(c)	property (including shares of Subsidiaries) sold or disposed of for fair market value to Persons at arm’s length to the Borrower provided that (i) no Event of Default is continuing on the date of such sale or would occur as a result of such sale and (ii) the cash component of the aggregate proceeds of such sale is not less than 75% of such proceeds;

(7) Change in Nature of Business. The Borrower shall not, nor will it permit any of its Subsidiaries to, engage to any material respect in any lines of business other than the Business conducted by the Borrower and its Subsidiaries at the date hereof;

(8) Investments. The Borrower shall not, nor will it permit any of its Subsidiaries to, make any investment in any Person, whether by acquisition of shares, indebtedness or other securities, or by loan, guarantee, advance, capital contribution or otherwise, other than:

(a)	investments made prior to the date hereof, and any roll-over, renewal or extension thereof;

(b)	investments in Subsidiaries of the Borrower and investments in entities in which Subsidiaries of the Borrower are a general or limited partner;

(c)	deposit accounts with and certificates of deposit and other instruments issued by banks;

(d)	obligations of or guaranteed by the governments of the United States of America or any state thereof;

(e)	security deposits with utilities, governmental authorities and other like Persons in the ordinary course of business; and

(f)	Permitted Acquisitions.

(9) Mergers. The Borrower shall not enter into any Merger unless:

(a)	the continuing corporation or other entity formed by the applicable consolidation, amalgamation or merger, or the Person that acquires by transfer, sale or lease all or substantially all of the assets of the Borrower, as the case may be, executes and delivers to the Lender its assumption in writing of the due and punctual performance and observance of each covenant and condition of this Debenture; and

(b)	no Event of Default is continuing on the date of such transaction or would occur as a result of such transaction.

Article 7 – Events of Default

Section 7.1 Events of Default

(1) Any of the following shall constitute an Event of Default under this Debenture (each an “Event of Default”):

(a)	the Principal Amount owing hereunder shall not be paid when due;

(b)	if the Borrower fails to pay when due any interest or other amount owing by the Borrower to the Lender within five (5) days of being due in case of administrative or technical error;

(c)	if the Borrower breaches any representation contained herein, fails to make any payment or to observe, perform or comply with any term, covenant, condition or obligation of the Borrower contained herein or is otherwise in default of any of the provisions contained herein (other than referred in subparagraphs (a) and (b) of this Section 7.1) and such default, if capable of being remedied, is not remedied within thirty (30) days after the Borrower receives written notice of such default from the Lender;

(d)	the Borrower defaults in the performance of or compliance with any covenant, condition or term in the Subscription Agreement and such default remains unremedied for a period of thirty (30) Business Days after Borrower receives written notice of such default from the Lender;

(e)	if any representation or warranty of the Borrower or the Subsidiaries in this Debenture or the Subscription Agreement proves to be untrue in any material respect as at such time as such representation and warranty was made by the Borrower or the Subsidiaries and such default remains unremedied for a period of thirty (30) Business Days after Borrower receives written notice of such default from the Lender;

(f)	if the Borrower shall generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due or if a decree or order of a court having jurisdiction is entered adjudging the Borrower a bankrupt or insolvent, and any such decree or order continues unstayed and in effect for a period of thirty (30) days;

(g)	if the Borrower shall apply for, consent to or acquiesce in the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or make a general assignment for the benefit of creditors;

(h)	if the Borrower shall in the absence of such application, consent or acquiescence, become subject to the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or have a distress, execution, attachment, sequestration or other legal process levied or enforced on or against a substantial part of the property of the Borrower;

(i)	if the Borrower shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding, if contested by the Borrower is not dismissed within thirty (30) days;

(j)	any event occurs in relation to the Borrower which is similar or analogous to those set out in Section 7.1(1)(f) to Section 7.1(1)(i) under the laws of any applicable jurisdiction;

(k)	there is a disposition or expropriation of all or substantially all of the property of the Borrower or any of its Subsidiaries, other than in accordance with Section 6.2(6);

(l)	the Borrower fails to pay any judgment rendered against it in excess of US$500,000 within twenty (20) Business Days of such judgment being rendered, unless the Borrower is actively pursuing an appeal of such judgment and has obtained a stay of enforcement;

(m)	the Borrower fails to purchase the Debentures upon the occurrence of a Change of Control in accordance with Section 3.2 and in accordance with the instructions of a Debentureholder within ten (10) Business Days of the completion of such Change of Control;

(n)	any notes, debentures, bonds or other indebtedness for money borrowed having an aggregate principal amount of at least US$500,000 (or its equivalent in any other currency or currencies determined at the then current exchange rate) or more (hereinafter called “Indebtedness”) of the Borrower shall become prematurely repayable following default, or steps are taken to enforce any security therefor, or the Borrower defaults in the repayment of any such Indebtedness at the maturity thereof or (in the case of Indebtedness due on demand) on demand, or, in either case, at the expiration of any applicable grace period therefor, (if any) or any guarantee of or indemnity in respect of any Indebtedness of others given by the Borrower shall not be honored when due and called upon; or

(o)	the Borrower extends or maintains outstanding any loans, advances, guarantees, (direct or indirect) or other financial support to any “insider” as defined under Applicable Laws or Exchange requirements, without the prior written consent of the holders of more than 51% of the aggregate principal amount of Debentures then outstanding.

(2) If an Event of Default described in (h), (g), (i) or (j) shall occur, the entire unpaid Principal Amount of this Debenture, and accrued interest on this Debenture shall become immediately due and payable without any declaration or other act on the part of the Lender. Immediately upon the occurrence of any Event of Default described in (a), (b), (c), (d), (e), (k), (l), (m), (n) or (o), or upon failure to pay this Debenture on the Maturity Date, the Lender, upon notice to the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Debenture, or at law or in equity.

(3) If any other Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may by notice to the Borrower declare all or any portion of the outstanding Principal Amount of this Debenture and accrued interest on this Debenture to be due and payable, whereupon the full unpaid amount of this Debenture which shall be so declared due and payable shall be and become immediately due and payable without further notice, demand or presentment.

Section 7.2 Waiver of Default

Upon the occurrence of any Event of Default hereunder the holders of the Debentures shall have the power by requisition in writing by the holders of more than 51% of the aggregate principal amount of Debentures then outstanding, to instruct all of the Debentureholders to waive any Event of Default and all of the Debentureholders shall thereupon be deemed to have waived the Event of Default upon such terms and conditions as shall be prescribed in such requisition.

Article 8 – Mutilation, Loss, Theft or Destruction of Debenture Certificate

In case this Debenture certificate shall become mutilated or be lost, stolen or destroyed, the Borrower, shall issue and deliver, a new replacement Debenture certificate upon surrender and cancellation of the mutilated Debenture certificate or, in the case of a lost, stolen or destroyed Debenture certificate, in lieu of and in substitution for the same. In the case of loss, theft or destruction, the applicant for a substituted Debenture certificate shall furnish to the Borrower such evidence of the loss, theft or destruction of the Debenture certificate as shall be satisfactory to the Borrower in its discretion and shall also furnish an indemnity and surety bond satisfactory to the Borrower in its discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Debenture certificate.

Article 9 – General

Section 9.1 Taxes, etc.

All payments made by the Borrower to the Lender under this Debenture shall be made free and clear of, and without deduction for or on account of, any Taxes now or hereafter imposed by any official body in any jurisdiction. If any Taxes are required to be withheld or deducted from any amounts payable by the Borrower to the Lender hereunder, the Borrower shall:

(a)	within the time period for payment permitted by Applicable Law, pay to the appropriate governmental body the full amount of such Taxes and any additional Taxes in respect of the payment required under Section 9.1(b) hereof and make such reports and filings in connection therewith in the manner required by Applicable Law; and

(b)	pay to the Lender an additional amount which (after deduction of all Taxes incurred by reason of the payment or receipt of such additional amount) will be sufficient to yield to the Lender the full amount which would have been received by it had no deduction or withholding been made.

Upon the request of the Lender, the Borrower shall furnish to the Lender the original or a certified copy of a receipt for (or other satisfactory evidence as to) the payment of each of the Taxes (if any) payable in respect of such payment. If the Lender receives a refund of any Taxes with respect to which the Borrower has paid any additional amount under this Section 9.1, the Lender shall pay over such refund to the Borrower. Nothing herein is intended to require payment by the Borrower to or for the Lender in respect of any Taxes payable by the Lender in respect of Taxes on the Lenders’ own income, capital, capital gains, dividends, or other earnings realized pursuant to payments made pursuant to the terms of this Debenture.

Section 9.2 Notice

Any demand, notice, direction or other communication to be made or given hereunder (in each case, “Communication”) shall be in writing and shall be made or given by personal delivery, by courier or email transmission, or sent by registered mail, charges prepaid, addressed to the Borrower and the Lender respectively as follows:

(a)	if to the Borrower:

Lifezone Metals Limited
Address:	Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man

Email:	[***]
Attention:	Chief Executive Officer

(b)	if to the Lender:

[●]
Address:	[●]

Email:	[●]
Attention:	[●]

or any substitute address or email address or department or officer as the Borrower or the Lender may notify to the other by not less than five (5) Business Days’ notice. Any such notice shall take effect, in the case of a letter, at the time of delivery, or in the case of email transmission, at the time of despatch (unless a delivery failure notification is received by the sender within 12 hours of sending such Communication, in which case such notice shall be deemed not to have taken effect).

Section 9.3 Merger of Borrower

By its acceptance hereof, each of the Borrower and the Lender acknowledges and agrees that in the event a Merger occurs, then all references herein to the Borrower shall extend to and include the entity resulting therefrom or which thereafter will carry on the business of the Borrower.

Section 9.4 Set-off

All payments in respect of the obligations of the Borrower under this Debenture shall be paid by the Borrower in accordance with this Debenture without any deduction or withholding (whether in respect of any set-off, counterclaim or otherwise whatsoever) unless the deduction or withholding is required by law.

Section 9.5 Amendments

Except as otherwise provided herein, this Debenture may not be amended or otherwise modified except by an instrument in writing executed by the Borrower and the Lender.

Section 9.6 Waivers

The Lender shall not, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and executed by an authorized officer of the Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

Section 9.7 Registration of Debentures

The Borrower shall cause to be kept at the head office of the Borrower in Ramsey, Isle of Man a register in which shall be entered the name and latest known address of the Debentureholder. Such register shall at all reasonable times during regular business hours of the Borrower be open for inspection by the Debentureholder. The Borrower shall not be charged with notice of or be bound to see to the performance of any trust, whether express, implied, or constructive, in respect of this Debenture and may act on the direction of the Lender, whether named as trustee or otherwise, as though the Lender were the beneficial owner of this Debenture.

Section 9.8 Transfer of Debenture

No transfer of this Debenture shall be valid unless made in accordance with Applicable Laws and the terms of the Subscription Agreement. If the Lender intends to transfer this Debenture or any portion thereof, it shall deliver to the Borrower the transfer form attached to this Debenture as Schedule C, duly executed by the Lender. Upon compliance with the foregoing conditions and the surrender by the Lender of this Debenture, the Borrower shall execute and deliver to the applicable transferee a new Debenture registered in the name of the transferee. If less than the full Principal Amount of this Debenture is transferred, the Lender shall be entitled to receive, in the same manner, a new Debenture certificate registered in its name evidencing the portion of the Principal Amount of this Debenture not so transferred. Prior to registration of any transfer of this Debenture, the Lender and the applicable transferee shall be required to provide the Borrower with necessary information and documents, including certificates and statutory declarations, as may be required to be filed under Applicable Laws.

Section 9.9 Release and Discharge

If the Lender exercises all Conversion Rights attached to this Debenture pursuant to Article 4 hereof or if the Borrower pays all of the Obligations in full to the Lender in cleared funds, the Lender shall release this Debenture and the Borrower shall be, and shall be deemed to have, discharged of all its obligations under this Debenture. The Lender shall then, at the request of the Borrower execute and deliver all such releases and further assurances as may be reasonably required in this regard.

Section 9.10 Successors and Assigns

This Debenture shall enure to the benefit of the Lender and its successors and assigns, and shall be binding upon the Borrower and its successors and permitted assigns.

Section 9.11 Time

Time shall be of the essence of this Debenture.

Section 9.12 Governing Law

This Debenture, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law. The courts of England have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Debenture and any non-contractual obligations arising out of or in connection with it and accordingly any legal action or proceedings arising out of or in connection with this Debenture or any such obligations may be brought in such courts. The Borrower and the Lender irrevocably waive any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any such legal action or proceedings and agrees not to claim that any such court is not a convenient or appropriate forum.

Section 9.13 Service of Process

The Borrower agrees that the process by which any proceedings are commenced in England pursuant to Section 9.12 may be served on it by being delivered to Kabanga Nickel Limited at 22 Chancery Lane, London, United Kingdom, WC2A 1LS (with a copy at all times to [***]). Such service shall be deemed completed on delivery to such appointee (whether or not it is forwarded to and received by the Borrower) and shall be valid until such time as the Lender has received prior written notice that such appointee has ceased to act in such capacity. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Borrower, the Borrower shall promptly inform the Lender if it becomes aware of such circumstances and, on the written demand of the Lender, appoint a further person in England to accept service of process on the Borrower’s behalf. Nothing in this section shall affect the right of the Lender to serve process in any other manner permitted by law.

Section 9.14 Further Assurances

The Borrower shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the Lender or its counsel as may be necessary or desirable to complete the transactions contemplated by this Debenture and carry out its provisions and intention.

Schedule B – Conversion Notice

TO: LIFEZONE METALS LIMITED (the “Borrower”)

Pursuant to the Senior Unsecured Convertible Debenture (the “Debenture”) of the Borrower issued to the undersigned on March [●], 2024, the undersigned hereby notifies you that US$________________ of the principal amount outstanding under the Debenture shall be converted into Shares of the Borrower and is hereby owing to the undersigned by the Borrower, all in accordance with the terms of the Debenture on ________________, 20___.

The certificates representing the Shares to be issued shall be registered as follows:

Name	Address for Delivery	Number of Shares

(Print name as name is to appear on Share Certificate)

DATED this _____ day of ___________________, 20__.

[NAME]

By:
Name:
Title:

B-1

Schedule C – Form of Transfer

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to:

(Name)

(Address)

(the “Transferee”), of $_______________ principal amount of Senior Unsecured Convertible Debenture of Lifezone Metals Limited issued on _____________________, 2024 registered in the name of the undersigned on the register of Debentures represented by the attached Debenture, and irrevocably appoints _________________________ as the attorney of the undersigned to transfer to the Transferee the said principal amount of the Debenture on the books or register of transfer, with full power of substitution.

DATED the ________ day of _____________________, __________.

[NAME]

By:
Name:
Title:

Note to Debentureholder: In order to transfer the Debenture, this transfer form must be delivered to Lifezone Metals Limited.

C-1